Exhibit 10.8

SETTLEMENT AGREEMENT

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into as of the 14111 day of May, 2025 (“effective date”) by and between 1800 Diagonal Lending, LLC, a Virginia limited liability company, with its principal place of business at 1800 Diagonal Road, Suite 623, Alexandria, VA 22314 (the “Judgment Debtor”); and Cuentas, Inc., a Florida corporation, with its principal place of business at 235 Lincoln Rd., Suite 210, Miami Beach, FL 33139 (the “Judgment Debtor”).

WHEREAS, a Judgment was entered in the Fairfax Circuit Court, Commonwealth of Virginia, on December 13, 2024 in the case of 1800 Diagonal Lending, LLC v. Cuentas Inc. under Civil Action No. CL-2024-0012139 (the “Judgment”), in the amount of $360,919.50 plus default interest at the rate of 22% per annum from June 29,2024 until paid in full together with costs and attorneys’ fees in the sum of$12,227.79; and

WHEREAS, an abstract of Judgment (Exemplified Judgment) was thereafter filed in the Office of the Clerk of the County of Dade, State of Florida, on February 14,2025, the domicile of Cuentas; and

WHEREAS, Judgment Creditor and Judgment Debtor now desire to resolve all disputes and fully and finally settle the Litigation under the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged, the Parties agree as follows:

1. Settlement Amount

1.1. Judgment Debtor agrees to pay to Judgment Creditor the sum of One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00) (the “Settlement Payment”), to be received by Judgment Creditor on or before 4:00p.m. (EST) on Thursday, May 15, 2025 (the “Deadline”).

1.2. The Settlement Payment is to be forwarded to Judgment Creditor by wire transfer utilizing the following wiring instructions:

2. Forbearance That during the period commencing upon the effective date of this agreement, provided that both parties execute this agreement, the Judgment Debtor agrees to forbear from taking any steps to enforce its rights pursuant to the Judgment or Abstract of Judgment filed in the appropriate jurisdictions until the Deadline to afford the Judgment Debtor the opportunity to remit the Settlement Payment as agreed. Should the Judgment Debtor fail to make payment, and the Judgment Creditor fail to receive the Settlement Payment by the Deadline, then and in that event, this Agreement shall be null aild void and of no further force and effect and this forbearance period shall be deemed to have expired and the Judgment Creditor is free to exercise any and all rights it has with respect to the Judgment, without fUJ1her notice to either party.

3. Satisfaction of Judgment. Within seven (7) business days following Judgment Debtor’s receipt of the Settlement Payment, Judgment Debtor shall cause to be filed Satisfactions of Judgment both in the Commonwealth of Virginia and in the State of Florida removing those Judgments as of record. The Judgment as entered is as a result of certain Promissory Notes executed by Cuentas in favor of 1800 which Notes were merged in the Judgment. By virtue of the Satisfactions to be filed, the Notes are deemed to have been cancelled and of no further force and effect.

4. Mutual General Releases

4.1 Release by Judgment Creditor: Upon receipt of the Settlement Payment, Judgment Creditor, on behalf of itself and its affiliates, successors, and assigns, irrevocably and unconditionally releases and forever discharges Judgment Debtor and its officers, directors, employees, agents, attorneys, and affiliates from any and all claims, debts, liabilities, actions, and causes of action, whether known or unknown, arising from or relating to the Notes and/or the Judgment.

4.2 Release by Judgment Debtor: Upon Judgment Creditor’s receipt of the Settlement Payment Judgment Debtor, on behalf of itself and its affiliates, successors, and assigns, irrevocably and unconditionally releases and forever discharges Judgment Creditor and its officers, directors, employees, agents, attorneys, and affiliates from any and all claims, debts, liabilities, actions, and causes of action, whether known or unknown, arising from or relating to the Notes and/or the Judgment.

5. Governing Law & Venue, This Agreement shall be governed by and construed in accordance with the laws of the Virgina without regard to conflict of law principles. Any disputes arising under this Agreement shall be brought exclusively in the state or federal courts located in Fairfax, Virginia.

6. Miscellaneous

6.1 Entire Agreement: This Agreement constitutes the entire understanding between the Parties regarding the subject matter hereof and supersedes all prior agreements and communications.

6.2 Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

6.3 Attorneys’ Fees: Each Party shall bear its own attorneys’ fees and costs incurred in connection with the Litigation and the negotiation of this Agreement.

6.4 Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

6.5 Signatures: Facsimile and PDF signatures shall be deemed to be originals for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

CUENTAS, INC.

By:	/s/ Shalom Arik Maimon
Shalom Arik Maimon
Title:	CEO

1800 DIAGONAL LENDING, LLC

By:	/s/ Curt Kramer
Curt Kramer
Title:	CEO

3